EXHIBIT 99.1

Takumi Interactive, Inc. Purchases uBid Business

ANDOVER, Mass.—April 3, 2003—Takumi Interactive, Inc., CMGI, Inc. (Nasdaq: CMGI) and uBid, Inc. (www.ubid.com) today announced that the business of uBid—a leading business-to-consumer auction and fixed price e-commerce marketplace and a majority-owned subsidiary of CMGI—has been purchased by Takumi Interactive, Inc. Takumi is a majority-owned company of Petters Group, LLC of Minnetonka, Minnesota, a global leader in sourcing, selling and financing of consumer goods. Under the terms of the agreement announced today, Takumi purchased substantially all of the assets and assumed certain of the liabilities of uBid. Terms were not disclosed.

Two current uBid executives—Robert H. Tomlinson, Jr. and Timothy E. Takesue—have assumed executive leadership roles within Takumi Interactive. Tomlinson, previously uBid’s chief financial officer, has assumed the role of President of Takumi Interactive. Takesue, an original member of uBid’s founding management team and most recently its senior vice president of merchandising, has assumed the role of Executive Vice President, Merchandising.

“The ability to leverage our sourcing and distribution resources provides uBid and our other preferred partners with the opportunity for continued growth,” said Tom Petters, president and chief executive officer of Petters Group. “We are excited about the strategic fit and the alignment of uBid’s people with our values of customer focus, relationships, speed and agility.”

Tomlinson said, “By teaming up with the Petters Group, uBid will have direct access to leverage their distribution and direct sales channels. What’s more, the opportunities for our OEMs and preferred partners to utilize this multi-channel retail approach are endless. uBid’s top priority is to focus on the customer experience and insure highest quality products at competitive prices.”

CMGI President and Chief Executive Officer George A. McMillan added, “The sale announced today is consistent with CMGI’s plans to achieve its financial goals and to tighten its focus on operating its global supply chain management business.”

About Petters Group, LLC

Petters Group is a new global model for buying, selling, and financing consumer goods merchandise. The group consists of several operating companies that all deal in consumer goods merchandise. Its broad network of companies provides an extensive consumer and retail base, distribution facilities and international partnerships. For additional information visit the company’s website at www.pettersgroup.com

About uBid

uBid, based in Chicago, is a leading retail e-commerce marketplace that offers consumers and businesses brand name merchandise below wholesale prices. Founded in 1997, uBid’s marketplace features a rotating selection of up to 12,000 products daily as well as discounted merchandise in the uBid Superstore, a fixed price environment. uBid’s Superstore was created to offer great products at excellent prices and low shipping rates. uBid specializes in providing customers with savings on items from leading brand-name manufacturers such as Sony, Hewlett-Packard, IBM, Compaq, AMD, Minolta and over 1,000 additional suppliers.

In addition to uBid’s own product listings, uBid features Preferred Partner listings in which consumers will find items listed by uBid-approved businesses and backed by uBid or brand warranties. With more that 4 million registered users, uBid is committed to providing its valued customers with the highest quality experience on the Internet and offers manufacturer warranties on most products. uBid also meets Better Business Bureau Online standards, which gives customers the confidence and security to bid safely online. For more information visit the company’s website at www.ubid.com

About CMGI

CMGI, Inc. (Nasdaq: CMGI) provides technology and e-commerce solutions that help businesses market, sell and distribute their products and services. CMGI offers targeted solutions including industry-leading global supply chain management and web-based distribution and fulfillment. CMGI’s corporate headquarters are located at 100 Brickstone Square, Andover, Mass. 01810. For additional information, see www.cmgi.com.

This release contains forward-looking statements which address a variety of subjects including, for example, the expected effects of the sale of the uBid business on CMGI’s financial condition and results of operations and the expected benefits and results of CMGI’s continuing restructuring efforts. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, grow its businesses and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of CMGI’s and its operating companies’ products and services; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; and increased competition and technological changes in the markets in which CMGI competes. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Media Contacts:

CMGI, Inc. John Stevens (978) 684-3655 jstevens@cmgi.com	uBid, Inc. Beth Peterson (708) 383-5989 pr@ubid.com	Petters Group, LLC Mary Pernula, (952) 934-9918 mary.pernula@pettersgroup.com